Exhibit 8.1

Tenaris – List of subsidiaries of Tenaris S.A.

Significant operating subsidiaries

We conduct all our operations through subsidiaries. The following table shows the significant operating subsidiaries of the Company and its direct and indirect ownership in each subsidiary as of December 31, 2016, 2015 and 2014.

Company		Main activity	Percentage of ownership
	Country of Organization		2016	2015	2014
ALGOMA TUBES INC.	Canada	Manufacturing of seamless steel pipes	100%	100%	100%
CONFAB INDUSTRIAL S.A.	Brazil	Manufacturing of welded steel pipes and capital goods	100%	100%	100%
DALMINE S.p.A.	Italy	Manufacturing of seamless steel pipes	100%	99%	99%
EXIROS B.V.	Netherlands	Procurement of raw materials and other products or services	50%	50%	50%
HYDRIL COMPANY	USA	Manufacturing and marketing of premium connections	100%	100%	100%
MAVERICK TUBE CORPORATION	USA	Manufacturing of welded steel pipes	100%	100%	100%
METALMECANICA S.A.	Argentina	Manufacturing of sucker rods	100%	100%	100%
NKKTUBES	Japan	Manufacturing of seamless steel pipes	51%	51%	51%
PT SEAMLESS PIPE INDONESIA JAYA	Indonesia	Manufacturing of seamless steel products	77%	77%	77%
PRUDENTIAL STEEL ULC	Canada	Manufacturing of welded steel pipes	100%	100%	100%
S.C. SILCOTUB S.A.	Romania	Manufacturing of seamless steel pipes	100%	100%	100%
SIAT SOCIEDAD ANONIMA	Argentina	Manufacturing of welded and seamless steel pipes	100%	100%	100%
SIDERCA S.A.I.C.	Argentina	Manufacturing of seamless steel pipes	100%	100%	100%
TENARIS COILED TUBES LLC (and predecessors)	USA	Manufacturing of coiled tubing	100%	100%	100%
TENARIS CONNECTIONS B.V.	Netherlands	Ownership and licensing of technology	100%	100%	100%
TENARIS FINANCIAL SERVICES S.A.	Uruguay	Financial company	100%	100%	100%
TENARIS GLOBAL SERVICES S.A.	Uruguay	Holding company and marketing of steel products	100%	100%	100%
TUBOS DE ACERO DE MEXICO S.A.	Mexico	Manufacturing of seamless steel pipes	100%	100%	100%
TENARIS TUBOCARIBE LTDA.	Colombia	Manufacturing of welded and seamless steel pipes	100%	100%	100%